UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

  CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2023

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
250 Technology Park, Lake Mary, Florida 32746
(Address of principal executive offices, including zip code)
(407) 333-9911
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $.001 par value per share	FARO	Nasdaq Global Select Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 16, 2023, the Board of Directors (the “Board”) of FARO Technologies, Inc. (the “Company”) increased the authorized number of directors on the Board from nine to ten directors and appointed Jawad Ahsan to the Board effective as of February 1, 2023. Mr. Ahsan’s initial term as a director will run until the Company’s 2024 annual meeting of shareholders. The Board also appointed Mr. Ahsan to its Audit Committee.

There are no arrangements or understandings between Mr. Ahsan and any other person pursuant to which Mr. Ahsan was selected as a director. In addition, there are no transactions in which Mr. Ahsan has an interest that require disclosure under Item 404(a) of Regulation S-K.

Mr. Ahsan will receive compensation for his service pursuant to the Company’s director compensation program. This includes an annual cash retainer of $60,000 per year for service as a non-employee director, an initial grant of restricted stock units (“RSUs”) with a value equal to $100,000 on the date of grant (the “Initial Grant”) and an annual equity award of RSUs with a value equal to $175,000 on the date following the annual meeting of shareholders (the “Annual Grant”). The Initial Grant will vest on the third anniversary of Mr. Ahsan’s appointment to the Board and the Annual Grant will vest on the day prior to the subsequent annual meeting of shareholders, such vesting events are subject to Mr. Ahsan’s continued membership on the Board through such vesting dates. In addition, Mr. Ahsan is expected to enter into the Company’s standard form of director indemnification agreement.

In connection with Mr. Ahsan’s appointment, Mr. Stephen Cole, a current member of the Board, has confirmed that he will be retiring from the Board upon the expiration of his current term at the Company’s 2023 annual meeting of shareholders. Mr. Cole’s decision is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Cole is expected to continue to serve as a member of the Board and as member of the Audit Committee until the 2023 annual meeting of shareholders, but in light of his pending retirement has stepped down as Chair of the Audit Committee. Mr. Alex Davern is now serving as Chair of the Audit Committee.

A copy of the press release announcing Mr. Ahsan’s appointment as a director and related matters is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

On January 19, 2023, the Company issued a press release announcing the Company’s proposed private placement of $60 million aggregate principal amount of convertible senior notes due 2028 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Offering”). A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

In connection with the Offering, the Company also disclosed that, while no formal decisions have been made yet, the Company anticipates taking further steps to optimize the business consistent with the Company’s strategic plan, potentially as early as the first quarter of 2023, which would lead to total charges in the range of $10 million to $16 million. The Company anticipates that most of these charges would be recorded in 2023.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits
EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of FARO Technologies, Inc, dated January 19, 2023
99.2	Press Release of FARO Technologies, Inc, dated January 19, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

January 19, 2023	/s/ Allen Muhich
	By:	Allen Muhich
	Its:	Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)